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                                                                    Exhibit 99.1


  TOWER AUTOMOTIVE TO PRESENT AT MORGAN STANLEY GLOBAL AUTOMOTIVE CONFERENCE;
            REAFFIRMS GUIDANCE FOR 2004 FIRST QUARTER AND FULL YEAR

         NOVI, Michigan - April 6, 2004 - Tower Automotive, Inc. (NYSE: TWR) will be presenting at the Morgan Stanley Global Automotive Conference in New York City, New York on Wednesday, April 7, 2004, at 3:15 p.m. ET. The presentation will be available as a live audio broadcast and can be accessed from Tower Automotive's Web site at www.towerautomotive.com by selecting the "Investors" page and clicking on the "Morgan Stanley Global Automotive Conference" link.

         During the company's presentation, it will reaffirm its first quarter 2004 guidance, including revenues of between $760 and $770 million and a loss per share of between $(0.07) and $(0.03) per share, and its full year 2004 guidance, including revenues of approximately $3.2 billion and earnings per share in the range of $0.25 and $0.40 per share, as previously provided in a press release dated February 12, 2004. The company's estimates for earnings per share exclude restructuring charges and certain divestiture gains.

         Tower Automotive Inc., is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.

                                      # # #

 CONTACTS:
Media Inquiries                                  Investor Inquiries
Bev Pierce        616-802-1630                   Dave Tuit         616-802-1591
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This press release contains forward-looking statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, general economic condition in the markets in which Tower operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.
                                                                   April 6, 2004
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TOWER AUTOMOTIVE            27175 HAGGERTY ROAD              NOVI, MI 48377-3626